AGREEMENT IN PRINCIPLE


THIS AGREEMENT in Principle ("Agreement") is entered into, as of the 11th day of April, 1997, by and between TURBODYNE SYSTEMS, INC., Nevada Corporation, with offices located at 6155 Carpinteria Avenue, Carpinteria, California 93013, USA, hereinafter called "Turbodyne" and AG KUHNLE, KOPP & KAUSCH, a German Aktien gesellshaft, with offices located at Hessheimer Strasse 2m D-67227 Frankenthal, Germany, hereinafter called "KKK".

WHEREAS, Turbodyne is in the business of design, development, manufacturing and sales of electrically driven turbochargers and turbo compressors and has established test and development programs with various engine, auto, and truck manufacturers, and is the owner and beneficiary of several patents, patent applications and other intellectual property related to its technology; and

WHEREAS, KKK is established in the business of design, development, manufacturing and sales of turbochargers for the automotive market; and

WHEREAS, Turbodyne has been conducting design, development, prototype manufacturing and test and evaluations with various engine manufacturers with respect to motor driven turbochargers; and

WHEREAS, several engine manufacturers have expressed a desire for incorporation of motor-driven turbochargers in their automotive products and have suggested a joint cooperation between Turbodyne and a turbocharger manufacturer for joint design, development and marketing of motor assisted turbochargers.

THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the parties agree as follows:

1.   DESIGN AND DEVELOPMENT
     ----------------------

     Turbodyne has developed various versions of brushless motor designs for incorporation into various turbochargers. Under the terms of this Agreement, Turbodyne will, in cooperation with KKK and at Turbodyne's own sole cost and expense, design, develop and manufacture prototype motor and electronic controller units, as well as the appropriate light metal castings, as a sub-system for incorporation into turbochargers which will be specifically designed, developed and prototype manufactured by KKK at its sole cost and expense. During the design, development and prototype manufacturing phase, KKK will make space available to Turbodyne engineers for fabrication and testing at KKK facilities at no cost. Turbodyne will, however, be responsible for salaries and other related expenses of its own personnel.

2.   SCOPE OF WORK
     -------------

     The parties will start the implementation of this agreement for mutually selected customers as soon as possible and will each use their best efforts in that regard. It is, however,

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     contemplated that by mutual agreement of the parties, similar programs may be started for additional customers.

3.   CUSTOMER EVALUATION
     -------------------

     During the design and development stage, the parties shall work closely with mutually selected customers and will conduct testing and evaluation at Turbodyne, KKK and customer facilities, as required and at each parties own expense.

4.   MANUFACTURING
     -------------

     The parties recognize that there are various benefits associated with motor-driven turbochargers on commercial engine applications, including creating more sales due to improved engine performance. In an effort to increase the market share of the device and maintain a competitive edge in the market place (recognizing that the field of automotive supply is an extremely competitive business), the parties agree to establish a joint manufacturing policy with the objective of reaching minimum cost to afford maximum flexibility in penetrating the market and without detriment to either party. The parties, therefore, agree to conduct the manufacturing operations on a joint venture basis so that components contributed by each party to the join-venture will be at cost, based on a cost formula to be agreed on by the parties and made part of this agreement. Cost of assembly, marketing and other related costs are to be borne by the join-venture, which will be added to the unit cost. Details of the commercial aspects of the joint venture will be mutually agreed upon and finalized prior to manufacture.

5.   MARKETING AND SALES
     -------------------

     KKK will have the overall responsibility for all marketing and sales of the joint venture products, and Turbodyne personnel will assist in all evaluation and sales activities as needed. All such marketing and sales costs are to be borne by the joint venture under a formula to be agreed to by the parties.

     The parties agree to share proportionately in the profits derived from the sale of the products in relation to the respective parties' cost contributions, under a formula to be agreed to by the parties. The join-venture shall be responsible for administration of all warranty and services programs. The respective parties shall be responsible to the joint-venture for any defects in components contributed to the joint-venture.

6.   EXCLUSIVITY
     -----------

     The parties recognize that extensive resources will be allocated by them for the development, manufacturing and sale of the joint venture products. Furthermore, the benefits of motor-driven turbochargers, such as elimination of turbolag, improvements in performance and

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     reduction in pollution, will encourage auto and truck manufactures to utilize turbochargers on a larger percentage of their engines, particularly in cases where turbocharging has been avoided due to consumers dislike of turbolag. Therefore, while the parties endeavor to promote expansion of the market, it is important that the parties also enjoy the benefits of exclusivity. Accordingly, Turbodyne will grant an exclusive license of its technology to the joint venture for the design, manufacture and sale of motor-driven turbochargers in Europe for such automotive manufacturers and in such other territories as KKK and Turbodyne shall mutually agree shall be commercially beneficial for the joint venture.

7.   TECHNOLOGY
     ----------

     Turbodyne will grant a royalty-free license of its technology to the joint venture for the purposes set forth above and for the term of the joint venture. Such license will include any continuations of and improvements in Turbodyne's technology, and Turbodyne shall have the sole responsibility for any additional patent filings to cover such continuations and improvements.

8.   TERMINATION AND CONTINUATION OF TECHNOLOGY LICENSE
     --------------------------------------------------

     If the joint venture shall be terminated at some date, KKK will have the option to continue the use of the technology licensed hereunder by Turbodyne, for period of three years from the date of such termination. KKK will pay a royalty to Turbodyne for such license for the three-year period under a formula to be agreed to by the parties.

9.   FINAL DOCUMENTATION
     -------------------

     The parties agree to work diligently to finalize and execute a mutually acceptable Joint Venture Agreement based upon the terms set forth in this Agreement.

                              TURBODYNE SYSTEMS, INC.


                              "EDWARD M. HALIMI"
                              ------------------------------------
                              By:  Edward M. Halimi
                                   President

                              AG KUHNLE, KOPP & KAUSCH


                              "KARL WALTER"
                              -------------------------------------
                              By:  Karl Walter
                                   Ex. V.P. AG KKK
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